Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 30, 2003, accompanying the financial statements of PowerChannel Holdings, Inc. and subsidiaries (pre-merger) contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement filed on or about February 13, 2004, and to the use of our name as it appears under the caption "Experts."

Yohalem Gillman & Company LLP

New York, New York
February 12, 2004